Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between David R. Wells (“Executive”), an individual, and Reach Messaging, Inc. (“Reach Messaging”), a California corporation, effective February 3, 2010 (“Effective Date”).  Reach Messaging and Executive wish to memorialize the terms on which Executive is employed by Reach Messaging, as described in this Agreement.

1.           Title and Duties.

1.1           Title. Executive shall be employed as the Chief Financial Officer of Reach Messaging.

1.2           Duties.  Subject to the direction and supervision of the Chief Executive Officer, Executive shall have the general powers and duties of supervision and management usually vested in the Chief Financial Officer of a corporation.

2.           Compensation

2.1           Salary.  Executive’s salary will be $160,000 per year, less applicable tax and other customary payroll withholdings and deductions. Executive’s salary will be payable twice per month, on such basis as Reach Messaging’ other salaried personnel generally are paid. As Executive will not be devoting full-time to this position initially, he will be paid on a pro-rata basis based on estimated hours worked for a certain period, as determined by the Chief Executive Officer.

2.2           Performance Bonus. Executive will be eligible to participate in a senior executive bonus plan, providing an opportunity for Executive to earn up to an additional 30% of his salary amount as a bonus, to be adopted by the Board and for which other senior executives are similarly eligible. Such bonuses will be paid 50% in cash and 50% in common stock using a Volume Weighted Average Price (“VWAP”) for the period of service under which the task was accomplished, upon the achievement of the following objectives for the 2010 fiscal year:

•	Timely filings for all required Form 10 filings during the year (40%)
•	Achieve 10% quarter-to-quarter growth of users (30%)
•	Achieve a minimum revenue amount to be determined (30%)

2.3           Benefits.  Subject to the satisfaction of any general eligibility criteria, Executive will be permitted to participate in such benefits as Reach Messaging offers to other senior executive officers, subject to the terms of the applicable benefit plan.  Such benefits may include, for example, life, health, dental, accident, disability, or other insurance programs; pension, profit-sharing, 401(k), savings, or other retirement programs; but Reach Messaging is not obligated by this Agreement to adopt or maintain any particular benefit programs.  Executive shall be entitled to four (4) weeks of vacation per year, exclusive of Reach Messaging holidays.

2.4           Expense Reimbursement. Reach Messaging will pay directly or advance funds to or reimburse Executive for reasonable travel and other business expenses incurred by him in connection with the performance of services under this Agreement in accordance with Reach Messaging’ general policies applicable to its other senior executives, as those policies may be amended from time to time, upon presentation of expense statements or vouchers or such other supporting information as Reach Messaging may reasonably request.

3.           Term and Termination of Employment

3.1           Term.  The initial term of Executive’s employment will be for one year from the Effective Date.  Unless Reach Messaging gives written notice to Executive not less than six (6) months prior to the expiration of the employment term, commencing on the date six months prior to such scheduled expiration, the duration of the employment term shall be extended an additional day for each day that passes, so that at any time, unless Reach Messaging has given written notice of termination, there will be not less than six months remaining in the employment term.

3.2           Early Termination Without Cause.  Notwithstanding Section 3.1, Reach Messaging may terminate employment under this Agreement at any time, without Cause, provided that it continues nonetheless to compensate Executive for a period of six months following such termination, with salary and benefits under Sections 2.1 and 2.3.  Executive shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.

3.3           Early Termination With Cause.  Notwithstanding Section 3.1 and Section 3.2, Reach Messaging may terminate employment under this Agreement at any time, for Cause, in which case Executive shall be entitled to no additional cash compensation other than salary and vacation pay accrued through the date of termination, and reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.

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David R. Wells – Reach Messaging Employment Agreement

3.4           Death.  The term of employment created by this Agreement shall automatically terminate upon the death of Executive. Upon termination due to death, Reach Messaging shall pay to Executive’s devisee, legatee, or if there is no such designee, to his estate, the salary, vacation pay and expense reimbursement accrued prior to death and the base pay and (to the extent eligible) benefits under Sections 2.1 and 2.3 that would have been payable for a period of six months following death.  The devisee, legatee, or estate shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of death.

3.5           Resignation Without Good Reason.  Executive may resign at any time, but will use reasonable efforts to give not less than 30 days prior notice of such resignation to Reach Messaging.  Upon resignation, Executive shall be entitled to no cash compensation other than salary and vacation pay accrued through the effective date of resignation, and reimbursement of otherwise allowable expenses incurred prior to the effective date of the resignation, or committed prior to the date that such resignation is tendered.

3.6           Resignation With Good Reason.  Executive may resign with Good Reason, in which case Reach Messaging shall continue to compensate Executive for a period of six months following such resignation, with salary and benefits under Sections 2.1 and 2.3.  Executive shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of resignation.

4.           Intentionally blank

5.           Company Location.

Reach Messaging' current headquarters is located in Santa Monica, California.  From time to time it is understood that the headquarters location might change. The executive team will be expected to spend significant amounts of time meeting at that headquarters, regardless of place of residence.  Executive will not be required to relocate his residence as a condition of employment.  Should Reach Messaging be located further than 50 miles from Executive’s residence, business travel for attendance at Reach Messaging meetings will be at the expense of Reach Messaging.

6.          Indemnification and Insurance.

6.1          Indemnification. Reach Messaging will enter into a customary form of Officer Indemnification Agreement with Executive.

6.2          Insurance. Reach Messaging will use commercially reasonable efforts to procure and maintain prudent level of Officer Liability Insurance coverage for Executive.

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David R. Wells – Reach Messaging Employment Agreement

7.           Definitions

7.1          Cause. “Cause” will exist if Reach Messaging terminates Executive’s employment for any of the following reasons, as determined by unanimous decision of those members of the Board other than Executive:

(a)           Executive willfully fails to substantially perform his duties or willfully acts in a manner contrary to direction from the Chief Executive Officer or Board of Directors, and such willful failure or action is not remedied within ten (10) business days after written notice from the CEO or the Board, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause;

(b)           Executive engages in willful and serious misconduct that causes material injury to Reach Messaging; or

(c)           Executive is convicted of or enters a plea of guilty or nolo contendere to a felony.

7.2            Good Reason. “Good Reason” means: (a) a decrease in Executive’s base salary (other than as part of a cost-cutting effort that proportionately affects other senior executive officers and is unanimously approved by the Board of Directors, including Executive); or (b) loss of the title of Chief Financial Officer.

8.           Miscellaneous

8.1          Notices. All notices, requests, and other communications to any party provided for, under, or made in connection with this Agreement must be in writing and will be effective on the sooner of delivery to, if by personal delivery, or actual receipt by, if by prepaid registered mail, return receipt requested, each of the appropriate recipients.

If to Executive:
David R. Wells
2673 34th Street
Santa Monica, CA 90405

If to Reach Messaging:
Board of Directors
Reach Messaging, Inc.
2801 Ocean Park Blvd., Suite 355
Santa Monica, CA 90405

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David R. Wells – Reach Messaging Employment Agreement

8.2           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflict of law principle that might permit or require the application of some other law.

8.3           Integrated Agreement. This Agreement, along with the definitive stock option agreement referred to in Section 4.1, if and when executed by the parties hereafter, constitutes the entire agreement between the parties with respect to their subject matter and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the parties.

8.4           Amendments and Waivers. This Agreement may not be modified, amended, or terminated, except in writing, signed by both parties. Either party may waive compliance by the other party with any provision of this Agreement only by an instrument in writing similarly executed, provided, however that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

[Signature Page Follows]

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David R. Wells – Reach Messaging Employment Agreement

IN WITNESS HEREOF, Executive has signed this Agreement, and Reach Messaging has caused this Agreement to be signed by its authorized officer to take effect as of the Effective Date.

/s/ David R. Wells
DAVID R. WELLS

REACH MESSAGING, INC.

By: /s/ Shane Gau

Name:   Shane Gau

Title: Chairman and Chief Executive Officer

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David R. Wells – Reach Messaging Employment Agreement